EXHIBIT 99.1

SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF SANTA CLARA
COMPLEX DIVISION

CHRIS DULGARIAN,	Case No.: 1:10-CV-173351
Derivatively on Behalf of AKEENA SOLAR, INC., Plaintiff,	(Derivative Action)

v.
NOTICE OF SETTLEMENT
BARRY CINNAMON, GARY EFFREN,
EDWARD ROFFMAN, JON WITKIN,
GEORGE LAURO and PRADEEP JOTWANI,	Date: December 2, 2011
Defendants,
Time: 9:00 a.m.
-and-
Judge: Honorable James P. Kleinberg
AKEENA SOLAR, INC., a Delaware Corporation,
Nominal Defendant.	Dept: 1C

Complaint Filed: May 20, 2010

TO: ALL CURRENT RECORD HOLDERS AND BENEFICIAL OWNERS OF
AKEENA SOLAR, INC. (“AKEENA” OR THE “COMPANY”) COMMON STOCK.

PLEASE TAKE NOTICE that the above-captioned shareholder derivative litigation (“Derivative Action”) pending in the Superior Court of California, County of Santa Clara (the “Court”), is being settled on the terms set forth in a Stipulation of Settlement dated September 1, 2011 (the “Stipulation”)1. The terms of the settlement set forth in the Stipulation (the “Settlement”) include the adoption, implementation, and/or maintenance of a variety of corporate governance reforms, including measures that relate to and address many of the underlying issues in the Derivative Action, including, but not limited to, independence of the Company’s Board of Directors (the “Board”), Board and committee membership, the appointment of a Lead Independent Director, director education requirements, requirements for the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee, insider trading disclosure and controls, financial integrity and reporting requirements, a whistleblower protection policy, and Akeena’s agreement to pay $250,000 in Plaintiff’s Counsel’s attorneys’ fees and expenses.

IF YOU ARE A CURRENT OWNER OF AKEENA COMMON STOCK, YOUR
RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

On December 2, 2011 at 9 a.m., a hearing (the “Settlement Hearing”) will be held before Judge James P. Kleinberg of the Santa Clara Superior Court, 191 North First Street, San Jose, California, in Department 1C, to determine: (1) whether the terms of the Stipulation should be approved as fair, reasonable, and adequate; (2) whether the manner and form of Notice fully satisfied the requirements of California law and the requirements of due process; (3) whether the Derivative Action should be dismissed with prejudice; (4) whether all Released Claims against the Released Parties should be fully and finally released; (5) whether the payment of Plaintiff’s Counsel’s attorneys’ fees and costs in the amount of $250,000 should be approved; and (6) such other matters as the Court may deem appropriate.

The Derivative Action was brought derivatively on behalf of Akeena against certain current and former officers and directors of the Company for, among other claims, alleged breaches of fiduciary duties and insider trading. On April 29, 2011, the Court granted Defendants’ motion to dismiss the case with leave to amend, holding that “if Plaintiff can properly allege standing to sue derivatively in an amended pleading, the court feels there are sufficient allegations to go forward with the claims for breach of fiduciary duty, abuse of control, gross mismanagement, and waste against Cinnamon and Effren, and violation of Corporations Code section 25402 against Cinnamon.” Plaintiff filed an amended complaint on May 31, 2011.

Any shareholder of Akeena that objects to the Settlement of the Actions shall have a right to appear and to be heard at the Settlement Hearing, provided that he or she was a shareholder of record or beneficial owner as of September 1, 2011. Any shareholder of Akeena who satisfies this requirement may enter an appearance through counsel of such shareholder’s own choosing and at such shareholder’s own expense or may appear on their own. However, no shareholder of Akeena shall be heard at the Settlement Hearing unless no later than ten (10) business days prior to the date of the Settlement Hearing, such shareholder has filed with the Court and delivered to Plaintiff’s and Defendants’ Counsel, a written notice of objection, their ground for opposing the Settlement, and proof of both their status as a shareholder and the dates of stock ownership in Akeena. Only shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

1 This Notice should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which is available from Plaintiff’s Counsel listed below and on Akeena’s website at www.westinghousesolar.com. All capitalized terms herein have the same meanings as set forth in the Stipulation.

If you wish to object to the Settlement, you must file a written objection setting forth the grounds for such an objection with the Court ten (10) business days prior to the hearing, on or before November 16, 2011, with service on the Court and parties at the following addresses:

Clerk of the Court
SUPERIOR COURT OF CALIFORNIA, COUNTY OF SANTA CLARA
191 North First Street
San Jose, California 95113-1090

Amber L. Eck
ZELDES & HAEGGUIST, LLP
615 Broadway, Suite 906
San Diego, CA 92101

    Counsel for Plaintiffs

Judson Lobdell
MORRISON & FOERSTER, LLP
425 Market Street
San Francisco, CA 94105-2482

    Counsel for Defendants

Any shareholder who does not make an objection in the manner provided above shall be deemed to have waived any such objection if the Court approves the proposed Settlement.

PLEASE DO NOT CONTACT THE COURT REGARDING THIS NOTICE